Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO International Announces Executive Management Change

Dallas, Texas, June 2, 2008 ... ENSCO International Incorporated (NYSE: ESV) announced that Mark Burns has joined ENSCO to serve as President of ENSCO Offshore International Company, an international operating subsidiary of the Company. Mr. Burns will replace Paul Mars, who is retiring effective July 2, 2008, and will be based in ENSCO's Dallas, Texas headquarters.

Prior to joining ENSCO, Mr. Burns was Vice President & Division Manager of Noble Drilling (U.S.) Inc., responsible for management of Noble's offshore units located in the U.S. Gulf of Mexico. Since joining Noble in 1983, he has held various management positions including Division Manager - UK and Norway. Mr. Burns holds a Bachelor of Arts degree in business and political science from Sam Houston State University.

Mr. Burns served as Chairman of the North Sea Chapter of the International Association of Drilling Contractors (IADC) in 2004. He is member of the Society of Petroleum Engineers (SPE) and served as an Advisory Committee member for the SPE/IADC Drilling Conferences in 2003 and 2005. In April 2007, the IADC named Mr. Burns Contractor of the Year. This annual award was established by the IADC in 1988 to recognize outstanding lifetime achievements in technical innovation, safety and economic efficiency within the drilling industry.

Daniel W. Rabun, ENSCO's Chairman, President and Chief Executive Officer, commented: "We are pleased that Mark is joining the ENSCO team. We expect his breadth of experience and strong leadership skills will prove to be invaluable as we continue to build and grow ENSCO. We also would like to recognize Paul Mars and wish him the very best in retirement. Paul was instrumental in our development as an international offshore drilling contractor."

ENSCO, headquartered in Dallas, Texas, owns and operates a modern fleet of offshore drilling rigs servicing the petroleum industry on a global basis.

Contact: Richard LeBlanc 214-397-3011